As filed with the Securities and Exchange Commission on July 31, 1998.
                                                      Registration No. 333-30645
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                                  MASTEC, INC.
             (Exact name of registrant as specified in its charter)
                                 --------------

             FLORIDA                          1623                            65-0829355
(State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)       Classification Code Number)           Identification No.)

                              3155 N.W. 77TH AVENUE
                              MIAMI, FL 33122-1205
                                 (305) 599-1800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 --------------
                              JOSE M. SARIEGO, ESQ.
                     SENIOR VICE PRESIDENT - GENERAL COUNSEL
                                  MASTEC, INC.
                              3155 N.W. 77TH AVENUE
                              MIAMI, FL 33122-1205
                                 (305) 406-1954

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                              STEVEN D. RUBIN, ESQ.
                         STEARNS WEAVER MILLER WEISSLER
                           ALHADEFF & SITTERSON, P.A.
                       150 WEST FLAGLER STREET, SUITE 2200
                              MIAMI, FLORIDA 33130
                                 (305) 789-3517

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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


                                  MASTEC, INC.

         On March 29, 1998, MasTec, Inc. was reincorporated from a Delaware corporation to a Florida corporation. This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Act"), so that MasTec, Inc., a Florida corporation, may expressly adopt this Registration Statement of MasTec, Inc., a Delaware corporation, its predecessor, as its own registration statement for all purposes of the Act and the Securities Exchange Act of 1934, as amended.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Section 607.0831 of the Florida Business Corporation Act (the "Florida Act") provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless:
(a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is liable for an improper distribution; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

         Section 607.0850 of the Florida Act provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer or employee or agent of the corporation, against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 also provides that a corporation shall have the power to indemnify any person, who was or is a party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof.
Section 607.0850 further provides that such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this provision in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 607.0850 further provides that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification under the foregoing provisions, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct. Notwithstanding the failure of a corporation to provide such indemnification, and despite any contrary determination by the corporation in a specific case, a director, officer, employee or agent of the corporation who is or was a party to a proceeding may apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.

         Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

         The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify to the fullest extent authorized by the Florida Act, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Registrant, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Registrant's Bylaws provide that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by the Registrant of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

         The Registrant has obtained primary and excess insurance policies insuring the directors and officers of the Registrant and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Registrant, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following documents are filed as exhibits to this Registration Statement:

5.1      Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson P.A.

23.1     Consent of Coopers & Lybrand L.L.P.*

23.2     Consent of Arthur Andersen L.L.P.*

23.3 Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson P.A. (included in Exhibit 5.1 above).

24.1     Power of Attorney*

27.1     Financial Data Schedule*
-----------------
*Previously filed

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on July 31, 1998.

                                  MASTEC, INC.

                                  /S/ STEPHEN D. DANIELS
                                  ---------------------------------------------
                                  Stephen D. Daniels
                                  Senior Vice President-Chief Financial Officer (Principal Financial and Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                     TITLE                                       DATE
/S/ JORGE MAS                               Chairman of the Board of Directors,                  July 31, 1998
------------------------------------        President and Chief Executive Officer
Jorge Mas                                  (Principal Executive Officer)

   *                                        Director                                             July 31, 1998
------------------------------------
Eliot C. Abbott


   *                                        Director                                             July 31, 1998
------------------------------------
Arthur B. Laffer


   *                                        Director                                             July 31, 1998
------------------------------------
Jose S. Sorzano



* By:/S/ JOSE M. SARIEGO
     -------------------------------
       (Attorney-in-Fact pursuant to
         Power of Attorney)

                                  EXHIBIT LIST

5.1      Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.3 Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (Included in Exhibit 5.1 above).